Exhibit 99.1

Contacts:
Jay Carlson	Stephanie Diaz (Investors)	Tim Brons (Media)
Peregrine Pharmaceuticals, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
info@peregrineinc.com	sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Reports Financial Results for Quarter and

Fiscal Year Ended April 30, 2016 and Recent Developments

-- Avid Contract Manufacturing Revenues Increased 66% to $44.4 Million with a Revenue Backlog of $68 Million Heading into Fiscal Year 2017 --

-- Growing Biomanufacturing Demand Prompts Plans for Third Manufacturing Facility Expected to be Commissioned by mid-2017 --

-- Analysis of Data from SUNRISE Phase III Trial Ongoing with New Clinical Trials Expected to Commence Late 2016 to Early 2017 --

-- Novel PS-Exosome Technology In-Licensed for Cancer Detection and Monitoring --

TUSTIN, Calif., July 14, 2016 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP), a biopharmaceutical company committed to improving patient lives by delivering high quality biological products through its contract development and manufacturing organization (CDMO) services and by advancing its novel R&D pipeline, today announced financial results for the fourth quarter and fiscal year (FY) ended April 30, 2016, and provided an update on its contract manufacturing business, clinical pipeline and other corporate developments.

Highlights Since January 31, 2016

“Peregrine’s business strategy is to focus the company’s resources primarily on continuing to grow its biomanufacturing business while advancing R&D efforts through small, proof of concept clinical trials and the development of new technologies. Together, this will allow Peregrine to reach profitability, increase shareholder value by steadily increasing the worth of the company’s established CDMO business, and retain significant upside potential from bavituximab and other R&D programs.” stated Steven W. King, president and chief executive officer of Peregrine. “Over the past year, the company has taken huge strides toward future revenue growth, including the commissioning of a new commercial facility which is already completely booked into early next year with potential new commercial projects. The facility has the potential to generate over $40 million in revenue at full capacity during commercial production. The company continues to see such a high demand for additional manufacturing capacity and in response, has already begun designing a new facility for clinical stage products that could eventually transfer into one of our commercial production facilities. We expect this new facility to be commissioned by the middle of 2017, and there is already a backlog of existing business earmarked for the new facility. The company expects the continued growth of its manufacturing revenues at these new facilities, as well as the potential addition of new capabilities, to be a major driver toward consistent overall profitability”

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Mr. King continued, “Concurrent with growing its manufacturing business, Peregrine will continue to leverage its phosphatidylserine (PS)-targeting platform in two ways. First the company will continue to extract critical data from the SUNRISE Phase III trial that can be instrumental in guiding the advancement of bavituximab in combination with immune stimulating therapies. In addition, the company announced earlier today that it has signed a license agreement with its long-term collaborator, UT Southwestern Medical Center, for a novel PS-exosome technology with the potential to detect and monitor cancer at an early stage through a simple blood test. Given the company’s tremendous knowledge base in targeting PS and its infrastructure for developing and validating tests for biologic samples, Peregrine is uniquely positioned to advance this technology. The company believes that, for a modest capital investment, it can quickly reach proof of concept with a goal of partnering the technology with an established diagnostics company. Overall, Peregrine believes this strategy will allow the company to continue its research and development activities with significant upside coming from partnering as it moves toward profitability.”

Avid Bioservices Highlights

“The company’s manufacturing business has experienced substantial revenue growth over the past several fiscal years with a five-year compounded annual growth rate of 39% and year-over-year growth of 66%. In addition, this revenue growth came entirely from Avid’s first manufacturing facility and the company is positioned for continued revenue growth with the launch of its second manufacturing facility that became fully operational in March 2016” stated Paul Lytle, chief financial officer of Peregrine. “With these two operational facilities, the company is projecting manufacturing revenue of $50 to $55 million for fiscal year 2017 that is supported by a current revenue backlog of $68 million under committed contracts.”

▪	On June 2, 2016, the company announced the goal of achieving overall future sustained profitability in 24 months.

▪	The company is projecting manufacturing revenue for FY 2017 of $50 - $55 million.

▪	Avid’s current manufacturing revenue backlog is $68 million, representing estimated future manufacturing revenue to be recognized under committed contracts. This backlog covers revenue to be recognized in fiscal year 2017 and into fiscal year 2018.

▪	In March 2016, the company formally commissioned its new, state-of-the-art biomanufacturing facility (Myford facility). The Myford facility is designed to utilize the most cutting-edge, single-use equipment to accommodate a fully disposable biomanufacturing process for late Phase III clinical and commercial production of biologics. The facility was designed to operate in commercial campaign mode whereby multiple bioreactors are simultaneously in operation, which more than doubles the facility’s manufacturing capacity.

▪	The recently commissioned Myford facility has completed an initial process validation campaign with a second process validation underway and two more planned for later this year.

▪	In response to demand for manufacturing services, the company is now designing a third manufacturing facility dedicated to clinical manufacturing that is anticipated to significantly increase Avid’s manufacturing capacity. The new clinical suite is expected to be complete and ready for clinical manufacturing activities by mid-2017.

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Clinical Development Highlights

▪	SUNRISE Phase III Trial – Peregrine is currently conducting an extensive review and analysis of the available clinical data and testing the numerous collected biomarker samples in order to determine if certain subgroups or patients with other characteristics benefited more from bavituximab treatment. The company believes such information could be critical in helping guide the bavituximab clinical program including its collaborations with the National Comprehensive Cancer Network (NCCN), AstraZeneca, and other clinical collaborators.

▪	Going forward, Peregrine’s clinical development strategy is to focus on small, early stage proof of concept trials with other immune stimulating therapies. The intent behind this strategy is to control research and development costs, while continuing to generate clinical data to further validate bavituximab’s combination potential that will be critical to bringing onboard a partner to help advance the program.

▪	As part of this clinical strategy, Peregrine’s research collaboration with the NCCN is advancing as planned. The purpose of this collaboration is to expand the company's ongoing clinical research and development of bavituximab for the treatment of a range of tumors. Selected trials are expected to be initiated by the end of calendar 2016, or early 2017.

Exosome Program

▪	Peregrine in-licensed a novel exosome technology from the UT Southwestern that has potential for cancer detection and monitoring applications.

o	This technology aligns directly with the company’s expertise, its proprietary PS-targeting platform and the bavituximab development program. As such, there are opportunities to use this technology as both a complementary tool in bavituximab’s ongoing development, as well as more broadly as the basis for novel cancer detection and monitoring tests that can be the focus of partnering efforts.

o	The licensed technology is designed to detect PS-positive exosomes within the blood. These exosomes are highly immunosuppressive, which is consistent with the immunosuppression that is often seen in tumor microenvironments.

o	Preliminary studies have provided evidence that the levels of PS-positive exosomes present in the blood of cancer patients are higher than levels found in the blood of healthy volunteers. Furthermore, study findings also suggest that there is a correlation between the level of PS-positive exosomes detected in the blood of cancer patients and the severity of disease burden.

o	Peregrine has the existing infrastructure, staff and expertise to develop, optimize and validate testing methodologies for detecting PS-positive exosomes in blood samples. The company expects to secure a partner to develop the final commercial test kit.

Supportive Research Highlights

▪	Peregrine plans to continue conducting pre-clinical and translational studies to support ongoing and future clinical development activities. The goal of these studies will be to generate compelling translational biomarker data that inform the selection of treatment combinations featuring bavituximab. The company believes that data from these studies will be important for partnering bavituximab.

o	Positive results presented at the 2016 American Association for Cancer Research (AACR) Annual Meeting provided further support for Peregrine's strategy of evaluating bavituximab in combination with a range of novel immuno-oncology (I-O) agents for the treatment of various cancers. The presentation of preclinical study data demonstrated enhanced anti-tumor activity and immune activation for a combination of the preclinical bavituximab equivalent (ch1N11) and anti-PD-1 therapy in models of breast cancer, including triple negative breast cancer (TNBC).

Financial Results

Total revenues for the fourth quarter FY 2016 were $18,783,000, compared to $9,308,000 for the same quarter of the prior fiscal year. For FY 2016, total revenues were $44,686,000, compared to $26,781,000 for the prior fiscal year. The fourth quarter and fiscal year 2016 increases were attributed to an increase in contract manufacturing revenue.

Contract manufacturing revenue from Avid's clinical and commercial biomanufacturing services provided to its third-party clients increased 102% to $18,783,000 for the fourth quarter of FY 2016 compared to $9,308,000 for the fourth quarter of FY 2015 and increased 66% to $44,357,000 for FY 2016 compared to $26,744,000 for FY 2015. The fourth quarter and fiscal year increases were primarily attributed to an increase in demand for contract manufacturing services. Current contract manufacturing commitments from Avid's third-party customers are approximately $68 million, covering services to be provided during FY 2017 and into FY 2018.  Based on this current backlog, Peregrine expects contract manufacturing revenue for FY 2017 to be between $50 and $55 million.

Total costs and expenses for the fourth quarter of FY 2016 were $30,698,000, compared to $21,477,000 for the fourth quarter of FY 2015.  For FY 2016, total costs and expenses were $101,046,000 compared to $77,280,000 for FY 2015. These increases for both fourth quarter and fiscal year 2016 were primarily attributable to an increase in research and development expenses associated with the Phase III SUNRISE trial, the clinical costs associated with two previously planned phase II trials, and higher manufacturing costs related to preparing bavituximab for commercial manufacturing. For the fourth quarter of FY 2016, research and development expenses were $16,265,000, compared to $11,531,000 for the fourth quarter of FY 2015, and for FY 2016 were $59,529,000 compared to $42,996,000 for FY 2015.  In addition, cost of contract manufacturing increased 104% to $9,721,000 and 47% to $22,966,000 for the fourth quarter of FY 2016 and full FY 2016, respectively, primarily due to higher reported revenue compared to the same prior year periods.  For the fourth quarter of FY 2016, selling, general and administrative expenses were $4,712,000, compared to $5,188,000 for the fourth quarter of FY 2015 and for FY 2016 were $18,551,000 compared to $18,691,000 for FY 2015.

Peregrine's consolidated net loss attributable to common stockholders was $13,264,000 or $0.05 per share, for the fourth quarter of FY 2016, compared to a net loss attributable to common stockholders of $13,513,000, or $0.07 per share, for the same prior year quarter. For FY 2016, net loss attributable to common stockholders was $60,136,000, or $0.28 per share, compared to $54,054,000, or $0.30 per share, for FY 2015.

Peregrine reported $61,412,000 in cash and cash equivalents as of April 30, 2016, compared to $68,001,000 at fiscal year ended April 30, 2015.

More detailed financial information and analysis may be found in Peregrine's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Conference Call

Peregrine will host a conference call and webcast this afternoon, July 14, 2016, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm.

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About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of patients by delivering high quality pharmaceutical products through its contract development and manufacturing organization (CDMO) services and through advancing and licensing its investigational immunotherapy and related products. Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. The company is also working to evaluate its lead immunotherapy candidate, bavituximab, in combination with immune stimulating therapies for the treatment of various cancers, and developing its proprietary exosome technology for the detection and monitoring of cancer.  For more information, please visit www.peregrineinc.com.

About Avid Bioservices

Avid Bioservices provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 15 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that data from future immuno-oncology trials are not consistent with the company's translational and preclinical data, the risk that one or more of the company's immuno-oncology collaborators  terminates its collaboration, the risk that the results from the company's contemplated immuno-oncology trials does not support further development of bavituximab, the submission of a Biologics License Application or drive partnership interest, the risk that the company may not have or raise adequate financial resources from debt and/or equity financings and/or Avid's manufacturing operations to fund the further development of bavituximab, the risk that Avid's revenue growth may slow or decline, the risk that the company does not achieve ongoing profitability in 24 months, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, the risk that the new clinical manufacturing facility will not be operational in mid-2017 due to construction or other delays or causes, the risk that the company may not develop, or may experience delays in developing, a commercializable and/or regulatory approvable test derived from the licensed exosome technology, the risk that the company experiences difficulties in developing a test that is able to distinguish between PS-positive exosomes from blood samples of cancer patients and PS-positive exosomes from patients with other diseases or illnesses that express PS-positive exosomes, the risk that the Company is unable to generate partnering interest in any cancer diagnostic test that maybe developed from the licensed exosome technology, and the risk that the company is unable to secure patent protection or other intellectual property protection for the cancer test based on the licensed exosome technology. The company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2015 as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2016 AND 2015

	2016	2015
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$61,412,000	$68,001,000
Trade and other receivables, net	2,859,000	3,813,000
Inventories	16,186,000	7,354,000
Prepaid expenses and other current assets, net	1,351,000	1,355,000

Total current assets	81,808,000	80,523,000

PROPERTY AND EQUIPMENT:
Leasehold improvements	19,610,000	1,538,000
Laboratory equipment	10,257,000	5,965,000
Furniture, fixtures, office equipment and software	4,045,000	3,991,000
Construction-in-progress	–	11,819,000

	33,912,000	23,313,000
Less accumulated depreciation and amortization	(9,610,000)	(8,189,000)

Property and equipment, net	24,302,000	15,124,000

Restricted cash	600,000	–
Other assets	2,333,000	1,817,000

TOTAL ASSETS	$109,043,000	$97,464,000

-continued-

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2016 AND 2015 (continued)

	2016	2015
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,429,000	$10,385,000
Accrued clinical trial and related fees	7,594,000	3,910,000
Accrued payroll and related costs	5,821,000	4,606,000
Deferred revenue	10,030,000	6,630,000
Customer deposits	24,212,000	11,363,000
Other current liabilities	1,488,000	437,000

Total current liabilities	57,574,000	37,331,000

Deferred rent, less current portion	1,395,000	1,098,000

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; issued and outstanding - 1,577,440 and 1,574,764, respectively	2,000	2,000
Common stock - $.001 par value; authorized 500,000,000 shares; issued and outstanding - 236,930,485 and 193,346,627, respectively	237,000	193,000
Additional paid-in-capital	559,111,000	512,464,000
Accumulated deficit	(509,276,000)	(453,624,000)

Total stockholders' equity	50,074,000	59,035,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$109,043,000	$97,464,000

-continued-

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 2016

	2016	2015	2014

REVENUES:
Contract manufacturing revenue	$44,357,000	$26,744,000	$22,294,000
License revenue	329,000	37,000	107,000

Total revenues	44,686,000	26,781,000	22,401,000

COSTS AND EXPENSES:
Cost of contract manufacturing	22,966,000	15,593,000	13,110,000
Research and development	59,529,000	42,996,000	27,723,000
Selling, general and administrative	18,551,000	18,691,000	17,274,000

Total costs and expenses	101,046,000	77,280,000	58,107,000

LOSS FROM OPERATIONS	(56,360,000)	(50,499,000)	(35,706,000)

OTHER INCOME (EXPENSE):
Interest and other income	722,000	142,000	349,000
Interest and other expense	(14,000)	(1,000)	(5,000)

NET LOSS	$(55,652,000)	$(50,358,000)	$(35,362,000)

COMPREHENSIVE LOSS	$(55,652,000)	$(50,358,000)	$(35,362,000)

Series E preferred stock accumulated dividends	(4,484,000)	(3,696,000)	(401,000)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(60,136,000)	$(54,054,000)	$(35,763,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	216,265,620	182,558,332	161,579,649
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.28)	$(0.30)	$(0.22)

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